Exhibit 10.8

September 12, 2017

Tracy Knox

Rover Offer Letter

Dear Tracy:

On behalf of A Place For Rover, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer. Speaking for myself, as well as everyone at the Company, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below.

1.Position.

You will become the Company’s Chief Financial Officer, working at the Company’s headquarters in Seattle, Washington.  You agree to the best of your ability and experience that you will at all times diligently and conscientiously perform all of the duties and obligations related to your position which are required of you under this letter, and to the reasonable satisfaction of the Company.  During your employment, you further agree that you will devote substantially all of your business time and attention (excluding any periods of vacation and medical or sick leave) to the business of the Company.  During your employment, the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice provided by you to the Company, which reasonably relate to the business of the Company.

2.Start Date.

Subject to fulfillment of any conditions imposed by this letter agreement, you will accept this offer as soon as possible, and it is expected that your Start Date will not be later than November 1, 2017.

3.Proof of Right to Work.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States immediately upon beginning.

4.Cash Compensation.

a. Base Salary.  You will be paid a cash salary subject to applicable withholding ₹axes, which is equivalent to $255,000.00 on an annualized basis.  Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as paid to other employees of the Company), which is currently two payments per month, one payment on the 20th of every month and one payment on the 5th of every month, although such payment schedule is subject to change in the Company’s discretion.  Base Salary will not be decreased without your prior consent.

b. Bonus.  You are eligible for a bonus to be awarded in accordance with the Company’s bonus program as set and reviewed by the Board in its sole discretion.  Your current target bonus amount is 25% of your annual salary, with eligibility up to 75% of your annual salary.  For 2017, you will eligible for pro-rata portion of the bonus for the time which you are employed at the Company.  No bonus payment will be paid later than March 15 of the year following the year in which it is earned.  While bonuses may not be paid if, in the Board’s sole discretion, conditions are not met, your target bonus percentage will not be decreased without your prior consent.

5.Equity Interest.

As soon as practicable after the commencement of your employment, we will recommend to the Board of Directors of the Company that you be granted an option (the “Option”) to purchase 495,000 shares of Common Stock of the Company (the “Shares) at an exercise price equal to the fair market value per share of Common Stock on the date the Option is granted.  Subject to your continued employment with the Company, the Option will vest over four years from your employment start date, with 25% of the shares subject to the Option vesting on the first anniversary and the remaining shares vesting monthly thereafter.  The Option will be subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan, as amended (the “Equity Plan”), and Stock Option Agreement thereunder.  The Option will fully accelerate if you experience a qualifying termination of employment within twelve months following a Change in Control, as defined in the Equity Plan, with the specific terms of such acceleration provision to be set forth in your Stock Option Agreement.

6.Benefits.

As an employee, you will also be eligible to receive certain employee benefits including, to the extent you are eligible under the terms and conditions thereof, medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, retirement or other employee benefit plans or fringe benefit plans or perquisites which are generally available to the employees of the Company and which may become effective from time to time during your employment with the Company.  Please be aware that the Company maintains the right to change your benefits at any time and from time to time in its sole discretion.

7.Proprietary Information and Invention Assignment Agreement.

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8.No Conflicts.

You represent that your performance of all the terms of this letter agreement will not breach any other agreement to which you are a party.

9.At-Will Employment.

Notwithstanding anything to the contrary in this letter agreement, your employment with the Company is for an indefinite term and will at all times be on an “at will” basis, meaning that, subject to applicable legal requirements, either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability except as otherwise expressly set forth herein and in the Confidentiality Agreement.

10.Legal Representation.

You acknowledge that the Company has recommended that you retain outside legal counsel in connection with the negotiation of this Agreement and that the Company’s counsel is representing only the Company in connection with this letter and negotiations relating to your employment.

11.Arbitration.

In the event that any disputes or claims arise relating to your employment relationship with the Company, including this letter agreement, you agree to submit such disputes or claims to arbitration in Seattle, Washington, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  You and the Company shall share equally in the cost of the arbitration to the extent permitted by law.  Each party shall bear its own attorney fees, unless otherwise determined by the arbitrator.  The arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.  This Section 1l shall not apply to any dispute or claim relating to the Confidentiality Agreement.

12.Choice of Law.

This letter agreement shall be governed by the laws of the State of Washington, without regard to its conflicts of law provisions.  The parties agree that any actions or proceedings arising under this agreement that cannot be arbitrated shall be litigated in state or federal court in the State of Washington.  The parties consent to the jurisdiction and venue of the foregoing courts.

13.Assignment / Amendment.

This letter agreement will be binding upon and inure to the benefit of the Company and you, together with our respective heirs, executors, administrators, successors and assigns; provided,

however, that you may not assign this letter agreement or any of your rights or obligations hereunder.  This letter agreement cannot be amended except in writing executed by both the Company and you.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.  This letter agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter agreement may be executed in one or more counterparts.  This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

Aaron Easterly
Chief Executive Officer

ACCEPTED AND AGREED:

Signature
Tracy Knox
Print Name

Date